                                                                    Exhibit 10.5



                                  CONTRACT TO

                        GREAT EARTH DISTRIBUTION, INC.

                                  PREPARED BY

                 LIVINGSTON PHARMACEUTICAL DISTRIBUTION, INC.

                               October 13, 1992

                                   AGREEMENT

     Agreement made this 4th day of November, 1992, between Livingston Pharmaceutical Distribution, Inc., a Delaware Corporation, having its principal place of business at 11698 San Marino, Rancho Cucamonga, California, 91730, hereinafter referred to as "LPDI," and GREAT EARTH DISTRIBUTION, INC., a California corporation, having its principal place of business at 140 Lauman Lane, Hicksville, New York, 11801, hereinafter referred to as "GEDI."

                                  WITNESSETH

     WHEREAS, LPDI is in the business of warehousing and shipping of pharmaceutical products; and

     WHEREAS, GEDI wishes to utilize the services of a third party warehouse for certain of its warehousing requirements; and

     WHEREAS, LPDI is willing to provide leased facilities adequate for the needs of GEDI; and

     WHEREAS, GEDI wishes to avail itself of LPDI's warehousing services and wishes to utilize LPDI's leased facilities.

     NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, it is agreed as follows:

                            ARTICLE I. DEFINITIONS

     1. "Territory" will include those states in Exhibit "A" which is attached hereto and made a part hereof.

     2. "Products" will mean, individually and collectively, products to be marketed by GEDI.

     3. "Leased Premises" will mean the warehouse facilities operated by LPDI at 11698 San Marino, Rancho Cucamonga, California, 91730.

                        ARTICLE II. OBLIGATIONS OF LPDI

     1.  LPDI will receive and warehouse GEDI products in Leased Premises.

         1.1 LPDI will maintain written documentation attesting to the proper storage of GEDI Products.

          1.2 LPDI will provide adequate security and handling to avoid loss or damage to GEDI Product while in the possession of LPDI.

          1.3 LPDI will assure that it complies with all requirements of local, state and federal government, and agencies having jurisdiction over GEDI Products and their storage in LPDI's facility including Good Manufacturing Practices requirements promulgated under the federal Food Drug and Cosmetic Act; the Drug Enforcement Agency; the Environmental Protection Agency the Occupational Safety and Health Administration; and the Department of Transportation.

     2. In response to orders received from or on behalf of GEDI, LPDI will pick, pack and ship as specified below:

          2.1 For each order received LPDI will pick, pack, and ship the order within 24 to 48 hours.

          2.2 LPDI will pick the quantity and type of GEDI Products ordered utilizing stock rotation based on expiration dating (shortest dated Products shipped first).

          2.3 LPDI will package and ship GEDI Products in compliance with all regulations of the Department of Transportation, Food and Drug Administration, and any other applicable agencies.

          2.4 Upon request, LPDI will include in each package a flyer or other promotional material supplied by GEDI.

          2.5 For each shipment, LPDI will prepare a multi-part shipping invoice, one part of which will be a packing list enclosed with the package, and two parts of which will be an invoice mailed in a separate envelope to the customer's "bill to" address, two copies will be sent to GEDI.

          2.6 At the end of each work day, LPDI will prepare and forward to GEDI reports summarizing orders received and shipments completed during the day either via fax or electronically.

          2.7 Non Great Earth bulk orders to be cross docked will be periodically received and shipped or held for customer pick-up.

          2.8 Invoices will be sent via Federal Express two times per week on Mondays and Thursdays until this can be done electronically.

          2.9 Backorder shipments will be shipped with the next regular customer order.

     3. LPDI will maintain accurate current inventory records, provide GEDI daily and monthly activity reports, and perform for the benefit of GEDI all other duties commonly performed by a pharmaceutical industry warehouse.

          3.1 LPDI will provide one physical inventory per year at no expense to GEDI.

          3.2  LPDI will provide a dedicated customer service clerk.

          3.3 LPDI will provide warehouse and management personnel required to service GEDI's distribution fulfillment needs.

     4. Upon 24 hours advance notice, LPDI will allow GEDI personnel or its lenders to perform physical inventory audits of GEDI Products in LPDI's possession at any time during normal working hours.

     5. LPDI will initiate the services specified above within 90 days from signing of a formal contract.

     6. LPDI will communicate with GEDI immediately upon knowledge that any goods are in a form unacceptable for shipping out to customers.

     7.   Returned goods will be shipped to LPDI.

     8. LPDI will, with the landlords approval and at GEDI's expense, provide a sign reading "Great Earth Distribution".

     9. LPDI shall visually inspect each inbound shipment of the Products and make a quality control evaluation of each shipment. In the event that any shipment, in whole or part, is defective or shall have been packaged or shipped under conditions which do not comply with then applicable FDA requirements which is evident from visual inspection, LPDI shall give prompt notice thereof to GEDI, specifying the manner in which such shipment is defective. LPDI shall not dispose of any nonconforming shipment of the Products without prior written authorization and instructions from GEDI.

     10. Inspection by government agencies: LPDI shall promptly notify GEDI of any inspection by a federal, state, or local regulatory representative concerning the Products and shall provide GEDI a summary of the results of such inspections and of the actions, if any, taken to remedy conditions cited in such inspections.

                       ARTICLE III. OBLIGATIONS OF GEDI

     1.   GEDI will:

          1.1 deliver quantities of Products to LPDI at the Leased Premises during normal working hours;

          1.2 endeavor to maintain a satisfactory supply of its Products with LPDI at all times to meet the demands of GEDI's customers:

          1.3 deliver Products for storage properly marked and packaged including a manifest showing sizes or specific stock keeping units;

          1.4 be responsible for the procurement, marketing and sale of the Products;

          1.5 be fully and solely responsible for ensuring that the Products comply with all federal, state, local and other laws and regulations including, without limitation, those with respect to safety, labeling and advertising;

          1.6 be responsible to its customers for all warranties express or implied with respect to the Products;

          1.7 collect any and all amounts due on invoices for Products in respect of which LPDI provides services hereunder; and

          1.8 pay the fees and expenses enumerated in Exhibit I and perform all of its other obligations under this Agreement.

     2. Title to and ownership of the Products of GEDI in possession of LPDI will always be vested in GEDI and subject to its discretion and control. Title and ownership will pass directly to the purchaser of the Products and all proceeds derived or credits arising therefrom will be the sole property of GEDI.

     3. During the term of this Agreement, warehouse services to be performed in the Territory will be performed solely by LPDI.

     4.   GEDI recognizes the rights of LPDI as a public warehouse.

                   ARTICLE IV. INSURANCE AND INDEMNIFICATION

     1. GEDI will maintain in effect during the term of this Agreement, adequate Products liability insurance on the Products and insuring GEDI's contractual liability to indemnify LPDI hereunder, designating LPDI as an additional named insured.

     2. GEDI will indemnify, defend, and hold harmless LPDI, its affiliates, directors, officers, agents and employees from any and all claims, demands, actions, causes of action, losses, judgements, damages, costs or expenses (including, but not limited to, attorney's fees, court costs and costs of settlement) whatsoever in connection with the Products, unless it resulted from the negligence, willful misconduct or fraud by LPDI.

     3. GEDI will maintain comprehensive insurance sufficient to cover the replacement value of Products in the possession of LPDI.

     4.   LPDI will maintain the following insurance coverage:

          4.1 Workmen's Compensation in an amount sufficient to comply with the statutory requirements of the State of California.

          4.2 Warehouse and legal liability in the aggregate amount of $15,000,000. GEDI acknowledges that this insurance covers the total contents of the Leased Premises including the Products and the Products of persons other than GEDI to whom LPDI is also providing warehouse services.

          4.3 LPDI shall maintain, at its sole expense, and at all times during the term of this agreement, a comprehensive general liability policy for bodily injury or property damaged for any one occurrence or series of occurrences arising out of one cause.
               The policy shall also cover liabilities specifically assumed under this Agreement.

     5. LPDI will indemnify, defend, and hold harmless GEDI, and the affiliates, directors, officers, agents and employees of either from any and all claims, demands, actions, causes of action, losses, judgments, damages, costs or expenses (including, but not limited to, attorney's fees, court costs and costs of settlement) whatsoever in connection with the misconduct or fraud by LPDI.

     6. LPDI will be liable for loss of or injury to all Products while under its care, custody, and control when caused by its failure to exercise such care in regard to them as a reasonably careful man would exercise under like circumstances. LPDI will not be liable for damages which could not have been avoided by the exercise of such care provided. It is agreed liability will be limited to the manufactured cost of goods of GEDI.

     7. In the event of any loss or damage to any of the Products, except as otherwise provided in Article IV, paragraph 6, both parties will look solely to the proceeds of any applicable insurance obtained by GEDI and LPDI unless such loss or damage is caused by the willful misconduct of one of the parties.

                          ARTICLE V. INVENTORY TAXES

     1. GEDI will bear the expense of any inventory taxes that might be assessed on its Products from time to time.

                        ARTICLE VI. RIGHT TO INSPECTION

     1. GEDI may, upon reasonable prior written notice to LPDI and under the supervision of LPDI, inspect the Leased Premises during normal working hours at any time during the term of this Agreement provided that the inspection does not disrupt normal warehouse operations.

                     ARTICLE VII. AMENDMENT AND ASSIGNMENT

     1. This Agreement is the entire understanding of the parties and it hereby supersedes any and all previous understandings, whether written or oral, with respect to the subject matter hereof. The terms, conditions and provisions of this Agreement will prevail over any inconsistent statements, terms, conditions or provisions contained in any documents passing between the parties hereto including, but not limited to, any acknowledgment, confirmation or notice. This Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing executed by the parties hereto.

     2. This Agreement will inure to the benefit-of the parties and to the successors and assigns of that part of the business of each of the parties to which the subject matter of this Agreement is related. This Agreement, or any rights thereunder, will not be otherwise sold, assigned, transferred or encumbered by either party hereto without first obtaining the written consent of the other party. Such consent will not be unreasonably withheld for any reason.

                          ARTICLE VIII. FORCE MAJEURE

     1. Each party to this Agreement will be excused from the performance of its obligations hereunder to the extent that such performance is prevented by Force Majeure, and such excuse will continue for so long as the condition constituting the Force Majeure continues. For the purposes of this Agreement, "Force Majeure" means conditions beyond the control of a party, including but not limited to, acts of war, regulations of government bodies, labor difficulties, shortages of materials, riot, fire, flood, hurricane, windstorm, and other acts defined as Force Majeure in the laws of the State of California.

          However, if the Leased Premises at any time are subject to a condition constituting Force Majeure such that LPDI is unable to fulfill its obligations under this Agreement, LPDI will give immediate written notice thereof to GEDI and will use its best efforts to promptly obtain and use other warehousing facilities reasonably acceptable to GEDI. In the event that LPDI fails to find warehouse facilities within 60 days from the date of receipt by

GEDI of the notice, GEDI may, at its sole option, terminate this Agreement by giving written notice of such cancellation or termination to LPDI.

                      ARTICLE IX. RECORDS AND ACCOUNTING

     1. LPDI will keep full and true books of accounts and other records of all inventory and shipments of Products under this Agreement so that the correctness of the amount of, the payment previously made, or that due and owing LPDI from GEDI can be properly ascertained. GEDI will, entirely at its own cost, have the right to have said books and records examined by a Certified Public Accountant or any authorized agent of GEDI, at any reasonable time during business hours of LPDI after giving LPDI seven days written notice of its desire to do so. Such examinations will not occur more than twice annually, and will be only to such extent necessary to verify the payments previously made, or to be made, by GEDI to LPDI, and only in respect to any period ending not more than two years prior to the date of such requests. In addition, LPDI will cooperate fully with respect to any internal control, evaluation or any other procedures deemed necessary by GEDI's auditors.

                            ARTICLE X. TERMINATION

     1. If either LPDI or GEDI should fail to discharge fully and promptly any of its obligations under this Agreement, including the obligation to make payments, and further fail to rectify such failure within a reasonable time not to exceed 30 days (provided that such a failure can be cured) after written notice thereof by the other party, the other party will have the right to immediately terminate this Agreement upon giving the other written notice to such effect.

          Each party hereto will have the right to terminate this Agreement in the event of any proceeding under a Bankruptcy Act or any insolvency, receivership or dissolution proceeding involving the other party.

     2. Upon notification of termination or expiration of this Agreement, LPDI will promptly return to GEDI at GEDI's sole expense, all Products then in its possession or control, and all customer and sales representatives lists provided hereunder by GEDI to LPDI, and any information provided in order that LPDI may obtain any government licenses and permits. LPDI will be compensated at the rate of $18.00 per labor hour for handling and when a forklift is necessary, an additional $6.50 per usage hour and $2.00 per square foot storage per month from the last effective day of the contract.

                         ARTICLE XI. TERM OF AGREEMENT

     1. This Agreement will commence as of the first day of December 1992, and will extend for the period of Five years thereafter, to and including the 30th day of November, 1997, and from year to year thereafter unless notice of termination is given in writing by one party to the other not less than sixty
(60) days prior to date of termination of this Agreement. Failure to give such notice automatically renews this Agreement for another contract year, with the exception that this Agreement may be amended by mutual consent of both parties without such notice at any time.

     2. The obligation of GEDI to pay fees and expenses earned or incurred by LPDI prior to the effective date of termination and the obligations of GEDI under paragraph 1 of Article III will survive the termination or expiration of this Agreement.

                             ARTICLE XII. GENERAL

     1. This Agreement will be interpreted in accordance with the laws of the State of Delaware. The parties understand and agree that the provisions of
Article 7 of the Uniform Commercial Code as enacted by the State law governing this Warehousing Agreement will apply to his Warehousing Agreement.

     2. Save and except for any provision or covenant contained herein which is fundamental to the subject matter of this Agreement (including without limitation those that relate to the payment of monies), the invalidity or unenforceability of any provision or covenant hereof or herein contained will not affect the validity or enforceability of any other provision or covenant hereof or herein contained and any such invalid or unenforceable provision or covenant will be deemed to be severable.

     3. Any notice or other communication required or permitted to be given hereunder shall be in writing addressed to the parties at their respective addresses set out above and, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received two business days after the post-marked date thereof, or if telexed, shall be deemed to have been received on the next business day following dispatch and acknowledgment or receipt by the recipient's telex machine, or if telecopied, shall be deemed to have been received on the next business day following dispatch or if delivered by hand shall be deemed to have been received at the time it is delivered. Notice of change of address shall also be governed by this paragraph 3.

     IN WITNESS WHEREOF, the parties have executed this Agreement.

GREAT EARTH DISTRIBUTION, INC.



By: /s/ Sidney Rich                                  1/29/92
    -------------------------------               -------------------
                                                       Date

LIVINGSTON PHARMACEUTICAL DISTRIBUTION. INC.



By: /s/ M K Barnes                                  Nov. 4, 92
    -------------------------------               -------------------
       Mark K. Barnes                                  Date
       President

                                   EXHIBIT A


                                   TERRITORY
                                   ---------

Territory shall include the 50 United States and territories and possessions of the United States.

                                   EXHIBIT I

                  LIVINGSTON/ GREAT EARTH DISTRIBUTION, INC.
                         FEE SCHEDULE/COMMERCIAL TERMS

Great Earth Distribution, Inc. will pay monthly a distribution service charge of:

     Rate
     ----

 .    Year 1 - $400,000 billed at $33333.34 per month or 4% of invoice sales whichever is greater. Years 2 to 5 - will be billed at 5% of invoice sales.

 .    Computer System Consulting - At a rate of $75 per hour door to door.
     Reasonable travel expenses will be covered with prior approval of GEDI.

 .    Return Goods Processing - $18.50 per labor hour.

 .    Transportation - Reimburse transportation, transportation insurance (if applicable) and detention charges (if applicable).

 .    Reasonable Expenses - Reimburse for packaging supplies, postage, telephone calls and direct equipment rentals for GEDI and MIS communication lines. Direct equipment rentals are not to exceed $150 per month.

 .    Accessorial Labor - Any services performed by LPDI which are mutually agreed to by GEDI and which are not part of the normal services provided in this proposal are at the rate of $18.50 per labor hour and when a forklift is necessary, an additional $7.00 per usage hour. Approval must be in writing.

 .    Overtime - All overtime charges authorized by GEDI at the rate of time and a half on weekdays and Saturdays, double time on Sundays, and triple time on holidays.

 .    Commercial Terms - Invoices to be paid within 30 days from date of invoice.

 .    A one time start-up fee of $10,000 to cover initial analysis of GEDI needs and training of franchises (standard startup charge is normally $25,000). Travel to and from training site and lodging, if needed, is the responsibility of the franchise.

 .    GEDI will pay all charges directly related to movement of product to the
     LPDI facility.


/s/ M K Barnes              4 Nov 92         /s/ Sidney Rich Pres    10/27/92
--------------------------------------       ----------------------------------
Mark K. Barnes, President     Date           Name, Title               Date

                                  EXHIBIT II

                  LIVINGSTON /GREAT EARTH DISTRIBUTION, INC.

LPDI will provide the following equipment to GEDI for order entry:

A.   One MSI unit for each store ordering location.

B. LPDI agrees to hold 16 MSI units in reserve to serve as replacements for units requiring maintenance.

C. Hardware and software necessary to allow the MSI units to communicate with LPDIs order entry system.

D.   MSI units for new franchises will be procured by LPDI and paid for by GEDI.

E. All shelf labels and bar coded catalogs required after initial training will be purchased through LPDI.

                                  MEMORANDUM


To:     Stephen Stern

CC:     Peter Westermann, Tom Hill

From:   Steven A. Dailey

Date:   04/06/99

Re:     Great Earth Contract Pricing

________________________________________________________________________________

Stephen

As committed, I have reviewed the current contract between Livingston Healthcare Services, Inc. and Great Earth Distribution Inc. This contract currently is active until 12/31/99. Based on the current contract end date and the opportunity of the Procure Web Based Ordering Application, LHSI has reexamined the contract configuration and would like to propose the following set of contract terms to enable our continued our long term relationship and have the ability to introduce Procure as the new order management vehicle for "The Great Earth Distribution."

Contract Terms:

01. Extend the existing contract from 12/31/99 for an additional 3 years ending 12/31/02
02.  LHSI to reduce the current Distribution Rate Structure by 30 Basis Points

New Percent of Sale Structure "Distribution Fee's":

Minimum Monthly fee $15,000.

Monthly Sales                           Distribution Rate
$  899,000                                     5.70%
$  900,000 - $  999,999                        5.45%
$1,000,000 - $1,099,000                        5.20%
$1,100,000 - $1,199,000                        4.95%
$1,200,000 - $1,299,999                        4.70%
$1,300,000 - $1,399,999                        4.45%
$1,400,000 - $1,499,999                        4.20%
$1,500.000 - $1,599.999                        3.95%
$1,600.000 - $1,699,999                        3.70%
$1,700,000 - $1,799,999                        3.50%
$1,800,000                                     3.30%

To truly relate the current pricing between LHSI and Great Earth Distribution for a percent of sale perspective, I've compiled the following data to truly note the impact of Procure to the overall current and revised contacts.

Today, Great Earth Distribution are charged the following:

Distribution Percentage of Sales 5% (Based on your current Sales Volume) Labor (Overtime)
Supplies
Communications
Transportation

Based on the current run rate for the last 6 months, Great Earth Distribution are operating at an average of 6% gross distribution per month. The CCS Environment currently is a part of the Supplies and all of the communication expense.

Based on Great Earth Distribution request not to increase their operating costs associated to distribution, Livingston examined the Procure costing models presented at our March 9, 1999 meeting. To have zero impact to the overall distribution expense to Great Earth Distribution, Pete Westermann (President) and I created the following costing model (Page one) based on the new 3 year operating percentage rates. The model shows zero impact if today, we were migrated 100% from CCS to Procure. Knowing that LHSI and Great Earth Distribution could not migrate 100% day one, we developed a third costing model
(Mix) to reflect a migration from CCS to Procure. The increase of 11 (Basis Points) or $1,374 (monthly expense) overall would be the assumed if (30%) of the remaining stores have not move over to Procure within the first year. This would be the responsibility of Great Earth Distribution, Management to work with the CCS stores and either accept that they stay on CCS with the associated costs or force them to migrate.

Procure Standard Service Level Agreement for Great Earth: LHSI must maintain the following:

01.  7X24 Availability, with selected scheduled maintenance down time
02.  Average Response Time to between 2 and 5 seconds per screen
03.  QTR Reporting on activity (# of Hits)

If LHSI fails to deliver consistence access over a 90 day period and/or consistence response time over a 90 day period and LHSI is unable to resolve the issue within a reasonable time frame, Great Earth Distribution may terminate the 3 year contract on a 90 day notice.

Great Earth Current/All Procure/Migration Model's


GREAT EARTH

                            Today       All Procure       Mix

Sales                    $1,244,872     $1,244,872     $1,244,872

% today                  $        0     $        0     $        0

fees today               $   62,244     $   58,509     $   58,509

communications           $    6,269                    $    4,200

supplies                 $    4,988     $    4,988     $    4,988

misc                     $    1,150     $    1,150     $    1,150

total                    $   12,407     $    6,138     $   10,338

% to sale                      1.00%          0.49%          0.83%

Procure Proposed

Standard fee                            $    4,500     $    4,500

Transaction fee                         $    3,687     $    1,250

Order fee                $        0     $    8,775     $    5,949


Total all fees           $   74,651     $   73,422     $   74,796

Standard fee                            $    4,500     $    4,500

Misc fees                $   12,407


% to sales                     6.00%           5.9%          6.01%

Net cost                       5.00%          4.70%          4.70%

Activities               $   12,407     $   14,913     $   16,287

Net cost                       5.00%          4.70%          4.70%

Not factored into this model would be additional savings in the following areas:

01. Dial America - Now automate using Procure and remove the three person manual review process.

02.  Year 2000 - Vehicle to the Stores to move to PC's and Automation.

03. Remove the manual mail order system and automate either direct to customer or enable Great Earth Management the ability to key direct orders into system. Also removes all Y2K. issues and future maintenance.

04. Identify low performing Stores and allow consolidation, direct to consumer (National Great Earth Mail order Store concept) or allow Great Earth sales persons to assist stores and from their business.

05.  Provides direct to consumer for new or existing product lines.

06.  Improved Inventory Utilization and Inventory Scheduling.

07.  Interface to the existing Point of Sale System - Pricing not determined

08.  Allows Reach worldwide at no new communication costing (800 services).

09. Complete accounting for requested, shipped and received. Reduces the errors or credits requested.

10. Reduce the CCS PDK. handheld replacement fees (each unit to replace today costs approx. $1,500) or increase maintenance (1998 - $6,300 and 1999 - $8,505).

11. For each store that either has or acquires a PC, Great Earth Distribution can then implement their POS system for tracing sales and provide inventory control.

PROCURE Break down:

LHSI would implement Procure Web Based Order Management Solution for replacement of the current CCS batch order management environment.

Pricing Assumptions

The following is our understanding of the pricing components used to prepare this proposal:

 .    Contractual term is 3 years
 .    Bank Card Processing
 .    ProCure links to Great Earth web site or Base Web Site
 .    Client look and feel

 .    Estimated customers
 .    Estimated orders per month
 .    Estimated lines per order
 .    Estimated catalog items
 .    Estimated catalog updates per day
 .    On line history in months
 .    Customer service reports

One Time Fees: (Separate from new pricing structure)

Design Work Shop $10,000 (Fix Price)
This workshop includes the following:

Web Design
Web Development
Web Implementation
Web Documentation
Training (Kathy Woodward and the initial Stores)

* Web Process to enable a secured order entry, product selection web based ordering form.

Travel & Expenses - $6,000 (Estimate Only, Actual will be billed)

Key Assumption:

01. Great Earth Distribution are responsible for the selection and store migrations from CCS to Procure. LHSI would perform the migrations and support of the Procure Products to Great Earth Distribution.

02. LHSI will continue to retain the CCS environment and continue to rebill all expenses directly to Great Earth Distribution.

03. Billing would not change. We would continue on the same billing process per your request.

04. Based on the "All Procure" we assumed all 1998 order volume to be processed via Procure. The "Mix" model assumes 70% of all transactions processed via Procure.

05.  LHSI to provide Y2K certification of Procure and LMS 2000.

To proceed with your Internet Solution, please signify your acceptance by signing below and returning an original signed copy of this proposal along with a check covering the Design Workshop fees defined. We note that said Design Workshop fee covers project definition, business processes and deliverables as per the project scope defined herein. The actual site development costs will be subject to change if there is change in the project scope or our understanding. Once we receive your signed copy of the agreement, we will schedule our Design Work Shop for mid-April and implementation between July/August 1999. All rates quoted are in US dollars and may be subject to applicable taxes. We will follow up with a formal Internet Solution Services Contract between LHSI and The Great Earth Company to be executed by all parties by 5/31/99. This proposal will remain in effect for 120 days.

LHSI looks forward to working with you to provide a total solution for you. Once again, if there is anything further we can provide you to assist in the decision making process, please do not hesitate to call.

Sincerely,

/s/ Steven A. Dailey

Steven A. Dailey
Vice President and Chief Information Officer
Livingston Healthcare Services, Inc.

                    Organization:            Great Earth Distribution
                                             -----------------------------

                    Accepted and Agreed:     /s/ Stephen R. Stern
                                             -----------------------------

                    Name:                    Stephen Stern
                                             -----------------------------

                    Title:                   President, COO
                                             -----------------------------

                    Date:                      4/9/99
                                             -----------------------------